Exhibit 10.1

EXECUTIVE AGREEMENT

FOR

CIPHERLOC CORPORATION

This Agreement (the “Agreement”) is entered into October 19, 2020, by and between CIPHERLOC CORPORATION (“the Company”) and David Chasteen (“Executive”). Executive is an at-will employee of the Company. The provisions of the Offer Letter are incorporated by reference into this document. Additionally, the Company wishes to provide Executive with severance benefits if Executive’s employment is terminated in connection with a change in control.

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions contained herein, the parties hereby agree as follows:

1. Severance.

(a) If the Company terminates Executive’s employment (other than for Cause) or Executive resigns for Good Reason, the Company shall pay to Executive salary continuance for six months at the then current rate. For purposes of this Agreement, termination from employment shall mean a “separation from service” as defined under the default rules under the final Section 409A regulations.

(b) Each of the following shall constitute “Good Reason”, and provided further that Executive must provide notice to the Company within sixty (10) days of the existence of such condition and the Company will have thirty (30) days from receipt of such notice to remedy the condition. If the condition is not remedied within such 30 day period, the following conditions will constitute “Good Reason”:

(1) the material diminution of Executive’s position, duties, responsibilities or status with the Company or its successor, as compared with the position, duties, responsibilities or status of Executive with the Company immediately prior to the Event Date, except in connection with the termination of Executive for Cause;

(2) the Company’s requiring Executive to work at a location more than 35 miles from the Executive’s residence at such time; provided, however, that this paragraph shall not apply to travel in the furtherance of the Company’s business to an extent substantially consistent with Executive’s business travel obligations as of the date hereof;

(3) the Company’s failure to obtain an assumption of the obligations of the Company to perform this Agreement by any successor to the Company;

(4) any material reduction in Executive’s base salary, or a material reduction in benefits payable to Executive or failure of the Company to pay Executive any earned salary, bonus or benefits except with the prior written consent of Executive;

(5) the exclusion or limitation of Executive from participating in some form of variable compensation plan which provides the Executive the opportunity to achieve a level of total compensation (base salary plus variable compensation) consistent with what the Executive had the opportunity to earn at the Event Date; or

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(6) any demand by any director or officer of the Company that Executive take any action or refrain from taking any action where such action or inaction, as the case may be, would violate any law, rule, regulation or other governmental pronouncement, court order, decree or judgment, or breach any agreement or fiduciary duty.

(e) Each of the following shall constitute “Cause”:

(1) any violation by Executive of any material obligation under this Agreement or the attached Confidentiality and Non-Disclosure Agreement;

(2) any action or failure to act by Executive not in conformance with his required duties which causes the Company to incur significant monetary damages;

(3) conviction for commission of a felony;

(4) any violation of law by the Executive, which has a material, adverse effect on the Company;

(5) habitual abuse of alcohol or a controlled substance;

(6)       theft or embezzlement from the Company;

(7) repeated unexcused absence from work for reasons unrelated to short-term illnesses;

(8) the failure by Executive substantially to achieve personal performance goals reasonably established by mutual agreement of the Executive and the board of directors other than where such failure is substantially attributable to factors beyond control of Executive;

(9) Disability of Executive (as defined below); and

(10) repeated failure or refusal by Executive to carry out the reasonable directives, orders or resolutions of the Company’s Board of Directors consistent with the CEO position continuing after written warning.

(f) “Disability” shall mean any physical, mental or other health condition which substantially impairs Executive’s ability to perform his/her assigned duties for 90 days or more in any 180 day period. Any disagreement as to whether Executive is disabled shall be resolved by a physician selected by the Company after an examination of Executive. Executive hereby consents to such physical examination and to the examination of all medical records of Executive necessary, in the judgment of the examining physician, to make the determination of disability.

2. Company Sale or Liquidation Bonus. If, during the term of service, the Company sells all or substantially all of its assets or consummates a merger, reorganization or similar transaction in which a majority of the equity in the surviving company is not owned beneficially by the stockholders of the Company immediately prior to the consummation of such transaction (a “Company Sale”), the Executive will receive a bonus equal to 5% of the Net Proceeds. Net Proceeds shall be defined as the purchase price, less costs incurred to complete the sale, to include but not limited to accounting, legal, due diligence, commissions, investment banking fees or similar costs that are necessitated by the Company Sale. The date for determination of such amount shall be as of the consummation of the Company Sale and the bonus shall be paid by within thirty (30) days after that date. In addition to the foregoing, in the event that (a) the Company has commenced discussions with any third party regarding a Company Sale during the Executive’s term of service, (b) the Company thereafter terminates the employment of the Executive without Cause or the Executive terminates his employment for Good Reason and (c) within six (6) months after such termination, such Company Sale with such third party is consummated, then the Executive shall be entitled to receive such bonus on the same terms and conditions as set forth previously in this section.

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3. Confidentiality and Non-Competition Agreement. In consideration of the obligations undertaken by the Company pursuant to this Agreement, contemporaneously with the execution of this Agreement, Executive and the Company have entered into the form of Confidentiality and Non-Competition Agreement attached hereto as Exhibit A and each agreement shall be effective only if both agreements have been executed.

4. At Will Employment. Unless and to the extent otherwise agreed by the Company and Executive in a separate written employment agreement, Executive’s employment shall be “at will”, with either party permitted to terminate the employment at any time, with or without cause. No term of any employment agreement between the Company and Executive shall be construed to conflict with, lessen or expand the obligations of the parties under this Agreement.

5. Notices. All notices and other communications called for or required by this Agreement shall be in writing and shall be addressed to the parties at their respective addresses stated below or to such other address as a party may subsequently specify by written notice and shall be deemed to have been received (i) upon delivery in person, (ii) five days after mailing it by U.S. certified or registered mail, return receipt requested and postage prepaid, or (iii) two days after depositing it with a commercial overnight carrier which provides written verification of delivery:

To the Company:

Attention: Chairman of the Board of Directors
Cipherloc Corporation
6836 Bee Caves Road
Building 1, Suite 279
Austin, TX 78746

To Executive:	David Chasteen

6. Withholding. All payments due to and all benefits to be provided to Executive hereunder shall be subject to reduction for any applicable withholding taxes, including excise taxes.

7. Assignment. Executive’s rights and duties hereunder are personal to Executive and are not assignable to others, but Executive’s obligations hereunder will bind his/her heirs, successors, and assigns. The Company may assign its rights under this Agreement in connection with any merger or consolidation of the Company or any sale of all or any portion of the Company’s assets (including, without limitation, any division or product line), provided that any such successor or assignee expressly assumes in writing the Company’s obligations hereunder.

8. No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment made or benefit provided hereunder and any amounts payable shall not be reduced by any other earnings. The Company may offset any payment due hereunder by the amount of damages to the Company resulting from any breach of this Agreement by Executive.

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9. Indemnification for Prior Acts and Events. It is expressly understood and agreed by the parties hereto that the Executive shall not be liable for any act or matters arising out of any act committed by Company officers prior to the Executive’s tenure at the Company. Executive will also not be liable for any act or omission that occurred at the Company prior to his employment. Executive will therefore be indemnified and held harmless for any act or omission before his first full day of employment with the Company. The Indemnification Agreement between the Company and the Executive in effect on the date hereof shall be deemed amended to extend to the Executive’s role hereunder as an officer of the Company.

9. General. This Agreement constitutes the exclusive agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings of the parties. No waiver of or forbearance to enforce any right or provision hereof shall be binding unless in writing and signed by the party to be bound, and no such waiver or forbearance in any instance shall apply to any other instance or to any other right or provision. This Agreement will be governed by the local laws of the State of Texas without regard to its conflicts of laws rules to the contrary. The parties hereby consent to the exclusive jurisdiction and venue of the state and federal courts sitting in Travis County, Texas for all matters and actions arising under this Agreement. The prevailing party shall be entitled to reasonable attorneys’ fees and costs incurred in connection with such litigation. No term hereof shall be construed to limit or supersede any other right or remedy of the Company under applicable law with respect to the protection of trade secrets or otherwise. If any provision of this Agreement is held to be invalid or unenforceable to any extent in any context, it shall nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of this Agreement shall not be affected thereby.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the date first above written.

CIPHERLOC CORPORATION		EXECUTIVE:

By:	/s/ Tom Wilkinson	Signature:	/s/ David Chasteen

Name:	Tom Wilkinson, Chairman	Name:	David Chasteen

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Attachment A

CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

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